   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1999

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                          AVALONBAY COMMUNITIES, INC.
             (Exact name of Registrant as specified in its charter)

                 MARYLAND                                   77-0404318
       (State or other jurisdiction                      (I.R.S. Employer
    of incorporation or organization)                  Identification No.)

                       2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314
                                 (703) 329-6300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                               RICHARD L. MICHAUX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          AVALONBAY COMMUNITIES, INC.
                       2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314
                                 (703) 329-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             DAVID W. WATSON, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 570-1000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /X/
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: / / ________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF SHARES BEING              AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
              REGISTERED                   REGISTERED(1)          SHARE(2)            PRICE(2)             FEE(3)
Common Stock, par value $.01 per
  share(4).............................      3,000,000            $35.375           $106,125,000          $27,399

(1) Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this amount includes 219,481 shares of common stock being carried forward from the earlier Registration Statement on Form S-3 (No. 333-16647), which have not been previously sold.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on September 10, 1999.
(3) Pursuant to Rule 429 under the Securities Act, 219,481 shares of common stock covered by the earlier Registration Statement on Form S-3 (No. 333-16647) are being carried forward and the corresponding registration fee of $2,104 was previously paid at the time of filing.
(4) This Registration Statement also relates to Rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, March 10, 1998, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated March 9, 1998. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                                                    [LOGO]

                                3,000,000 SHARES

                          AVALONBAY COMMUNITIES, INC.

                                  COMMON STOCK
                               ------------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                               ------------------

    We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient way to purchase shares of our common stock. All holders of our common stock and preferred stock are eligible to participate in the plan even if the shares are held in the name of a broker, bank or other nominee. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "AVB." Some of the significant features of the plan are:

    - You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our common stock and preferred stock.

    - You may also purchase shares of common stock by making optional cash payments of $100 to $100,000 per calendar quarter (or such greater amount as we may approve after considering a Request for Waiver).

    - You may decide whether or not to participate in the plan, and you may terminate your participation, at any time.

    - The purchase price for newly issued shares of common stock that you purchase directly from us with either reinvested dividends or optional cash payments will generally be 97% of the last reported sale price for a share of our common stock as reported by the NYSE on the applicable investment date.

    - The purchase price for shares purchased directly from us with optional cash payments in excess of $100,000 made with a Request for Waiver will be 97% of the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the investment date.

    - Generally, shares purchased through the plan will be newly issued shares purchased directly from us at the prices described above. However, we may announce before one or more investment dates that shares purchased through the plan will be purchased from third parties, either in the open market or in privately negotiated transactions. In that event, the purchase price will be the weighted average price per share paid by the plan administrator for all shares purchased for participants in the plan on the investment date.

    - We will receive proceeds from the sale of newly issued shares of our common stock purchased by the plan administrator directly from us. However, we will not receive any proceeds if the shares are purchased under the plan from third parties, either in the open market or in privately negotiated transactions.

Any investment in shares of our common stock involves risk. You should read "Risk Factors" beginning on page 4 before enrolling in the plan or purchasing any shares of our common stock.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 14, 1999.

                              SUMMARY OF THE PLAN

    The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan. Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer to AvalonBay Communities, Inc., a Maryland corporation.

ENROLLMENT:............  If you currently own shares of our common stock or preferred stock, then you may participate in the plan by submitting a completed Authorization Form.
                         You may obtain an Authorization Form from the plan administrator, First
                         Union National Bank. You may participate directly in the plan only if you hold our stock in your own name. If your shares are registered in the name of a broker, bank or other nominee, you may arrange to have your broker, bank or other nominee participate on your behalf.

REINVESTMENT OF
DIVIDENDS:.............  You may purchase additional shares of common stock by reinvesting cash dividends on some or all of your shares of common stock and/or some or all of your shares of preferred stock.

OPTIONAL CASH
PAYMENTS:..............  You may purchase additional shares of common stock by investing amounts between $100 and $100,000 (or such larger amount as we may approve after considering a Request for Waiver) in any calendar quarter.

SOURCE OF SHARES:......  The plan administrator will purchase shares of common stock in one of the following three ways:

                         - directly from us as newly issued shares of common stock;

                         - from parties other than AvalonBay in the open market; or

                         - from parties other than AvalonBay in privately negotiated transactions.

PURCHASE PRICE:........  The purchase price of shares of common stock purchased under the plan depends on whether we issue new shares or the plan administrator obtains shares by purchasing them from third parties. Generally, we expect that we will sell newly issued shares to the plan administrator, and the price you will pay for those shares will be determined as follows:

                         - REINVESTED DIVIDENDS AND OPTIONAL CASH PAYMENTS:  The purchase price for shares of common stock that the plan administrator purchases directly from us using either reinvested dividends or optional cash payments will be 97%
                           of the last reported sale price for shares of our common stock as reported by the NYSE on the applicable investment date.

                         - OPTIONAL CASH PAYMENTS MADE WITH REQUESTS FOR WAIVER:  If we waive the maximum allowable amount that may be purchased per calendar quarter with optional cash payments, then the purchase price for shares of common stock that the plan administrator purchases directly from us will be 97% of the average of the daily high and low sales prices of our common stock on the
                           NYSE for the ten trading days immediately preceding the investment date.

                         We may announce before one or more investment dates, in a press release that we will issue and file with the SEC, that the plan administrator will purchase shares from parties other than AvalonBay, either in the open market or in privately negotiated transactions. In such event, the purchase price per share will be the weighted average price per share actually paid by the plan administrator for all shares purchased for plan participants on the applicable investment date.

TRACKING YOUR
INVESTMENT:............  You will receive quarterly statements of the transactions made in your plan account as soon as practicable after each dividend payment date. These statements will show you:

                         - any cash dividends reinvested and optional cash payments made to purchase shares of common stock;

                         - the number of shares purchased;

                         - the purchase price for the shares;

                         - the number of shares you hold in the plan;

                         - the number of enrolled shares registered in your name; and

                         - an accumulation of the transactions for the calendar year to date.

ADMINISTRATION:........  First Union National Bank serves as the administrator of the plan. You should send all correspondence with the administrator to:

                           First Union National Bank
                           Attention: Shareholder Services Group
                           1525 West W.T. Harris Boulevard, 3C3
                           Charlotte, North Carolina 28288-1153

                           You may call First Union at (800) 829-8432.

CONTACTING US:.........  You may write to us at our principal executive offices:

                           AvalonBay Communities, Inc.
                           2900 Eisenhower Avenue, Suite 300
                           Alexandria, Virginia 22314
                           Attention: Chief Financial Officer

                           Our telephone number is (703) 329-6300.

                                  RISK FACTORS

    BEFORE YOU PARTICIPATE IN OUR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN AND INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PARTICIPATE IN THE PLAN AND PURCHASE OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO FORWARD-LOOKING STATEMENTS.

        RISK FACTORS RELATED TO AN INVESTMENT IN AVALONBAY THROUGH THE PLAN

YOU WILL NOT KNOW THE PRICE AT WHICH YOU WILL BE PURCHASING SHARES UNDER THE PLAN UNTIL SEVERAL DAYS AFTER YOU HAVE MADE AN INVESTMENT DECISION.

    If you have enrolled in dividend reinvestment, you may not withdraw less than five business days before a dividend record date. If you elect to make optional cash payments, you must send funds to the plan administrator at least two business days prior to the related investment date. Between the time that you decide to purchase shares through the plan and the time of actual purchase, the price of our common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares of our common stock through the plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our common stock.

THE PRICE OF OUR STOCK MAY DECLINE BETWEEN THE TIME YOU DECIDE TO SELL SHARES OF STOCK IN YOUR PLAN ACCOUNT AND THE TIME THAT YOUR SHARES ARE SOLD.

    Participation in the plan requires that you register shares of your stock with the plan administrator. If you decide to sell these shares, you may request the plan administrator either to sell your shares or to issue certificates to you so that you may engage a broker to sell your shares. The plan administrator may take up to ten days to satisfy your request. If the market price of our common stock declines during that time, you will have lost the opportunity to sell your shares at the highest possible price.

YOU WILL NOT BE ABLE TO DIRECT THE TIME OR PRICE AT WHICH THE PLAN ADMINISTRATOR SELLS YOUR SHARES.

    If you request the plan administrator to sell the shares held in your plan account, you will not be able to direct the time or price at which your shares are sold. Although the plan administrator will attempt in good-faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the plan administrator will be able to sell your shares at the highest possible price. Moreover, the plan administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

        RISK FACTORS RELATED TO AN INVESTMENT IN AVALONBAY GENERALLY

    In addition to the risks relating to an investment in AvalonBay through the plan, there are additional risks related to an investment in AvalonBay generally. The risks associated with an investment in AvalonBay include those risk factors that we identified and discussed in our Current Report on Form 8-K filed with the SEC on December 21, 1998. We are hereby incorporating by reference the information disclosed in that Form 8-K, as well as any supplements or modifications to that information that are contained in filings made with the SEC after December 21, 1998. You should be aware that the risk factors contained in that Form 8-K may not be exhaustive. Therefore, we recommend that you read the information in the Form 8-K filed on December 21, 1998 together with the other reports and documents that we file with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange (NYSE), 20 Broad Street, New York, New York 10005 and the Pacific Exchange (PCX), 301 Pine Street, San Francisco, California 94104. Our SEC filings are available at the NYSE and the PCX because our common stock is listed and traded on the NYSE and the PCX.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

AVALONBAY COMMUNITIES, INC. SEC FILINGS
(FILE NO. 001-12672)                                                     PERIOD
---------------------------------------------------------  -----------------------------------
Annual Report on Form 10-K...............................  Year ended December 31, 1998
Quarterly Report on Form 10-Q............................  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q............................  Quarter ended June 30, 1999

In addition, we are incorporating by reference the descriptions of our common stock, and the related preferred stock purchase rights under our shareholder rights agreement, from registration statements we have previously filed under
Section 12 of the Securities Exchange Act, including any amendments or reports filed for the purpose of updating these descriptions.

    YOU MAY REQUEST A COPY OF ANY OF THE INFORMATION THAT IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AS WELL AS ANY EXHIBIT WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING US AT THE FOLLOWING ADDRESS: AVALONBAY COMMUNITIES, INC., 2900 EISENHOWER AVENUE, SUITE 300, ALEXANDRIA, VIRGINIA 22314, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO (703) 329-6300.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                          AVALONBAY COMMUNITIES, INC.

    - AvalonBay Communities, Inc. is a real estate investment trust that focuses on the ownership and operation of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the United States.

    - AvalonBay is a fully-integrated real estate organization with in-house acquisition, development, redevelopment, construction, reconstruction, financing, marketing, leasing and management expertise. We believe that ownership of institutional-quality apartment communities in markets where new supply of apartment homes is limited helps assure more predictable cash flows. Combined with an emphasis on superior service to residents, this should result in longer average lease periods (as measured by annual turnover) and reduced operating costs. Further, we believe that maintaining a conservative financial strategy allows greater flexibility in responding to changing financial market conditions and enhances our access to cost effective capital.

    - AvalonBay is a Maryland corporation that is the surviving entity from the merger of Avalon Properties, Inc. with and into Bay Apartment Communities, Inc. on June 4, 1998. In connection with the merger, we changed our name to AvalonBay Communities, Inc. Our common stock is listed on the NYSE and the PCX under the symbol "AVB."

    - AvalonBay elected to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

               TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

    The following questions and answers constitute our Dividend Reinvestment and Stock Purchase Plan and explain how it works. Although our board of directors may elect at any time to increase, decrease, eliminate or modify the payment of dividends on our stock, we currently expect to continue to pay quarterly cash dividends on shares of our stock in a manner that is consistent with our past practices. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. All references to "our stock" in this prospectus refer collectively to our common stock and all classes or series of our preferred stock (including any additional class or series of our preferred stock that we may designate and issue in the future).

                              GENERAL INFORMATION

1. WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of this plan is to provide current owners of our stock with an economical and convenient way to invest in additional shares of our common stock. As a current owner of our stock, you may reinvest cash dividends in additional shares of our common stock that the plan administrator buys directly from us without paying any brokerage commissions, service charges or fees. In addition to reinvesting cash dividends, you may also purchase shares of common stock through quarterly optional cash payments.

    Generally, the shares you purchase under the plan will be newly issued shares that the plan administrator will purchase directly from AvalonBay. However, we may announce before an investment date, in a press release that we will file with the SEC, that the plan administrator will purchase shares from parties other than us, either in the open market or in privately negotiated transactions. As long as we elect to sell newly issued shares of common stock, the plan has the added benefit of providing us with additional funds for general corporate purposes.

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

    - The price of newly issued shares of common stock purchased directly from AvalonBay with reinvested cash dividends or optional cash payments of up to $100,000 per calendar quarter will be 97% of the last reported sale price for a share of our common stock as reported on the NYSE on the investment date.

    - If we approve a Request for Waiver to invest optional cash payments in excess of $100,000 per calendar quarter, and the plan administrator purchases newly issued shares of common stock directly from us, then the price of those shares will be 97% of the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the investment date.

    - You will not pay any brokerage commissions, fees or service charges in connection with purchases of newly issued shares of common stock directly from AvalonBay.

    - You may reinvest ALL cash dividends paid on your shares of our stock because the plan allows you to purchase fractional shares of common stock. Account balances will be computed to three decimal places and dividends will be paid on fractional shares.

    - If you request, the plan administrator will send you certificates for shares purchased and credited to your plan account, or provide for the safekeeping of such certificates against loss, theft or destruction. You pay no fee for this service.

    - We will send you periodic statements showing current account information, including purchases of common stock held in your plan account and your most recent plan account balance. This simplifies your record keeping.

3. WHAT ARE THE DISADVANTAGES OF THE PLAN?

    - We will not determine the purchase price of shares that you purchase under the plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

    - We will not pay you any interest on dividends or optional cash payments held by the plan administrator before the applicable investment date.

    - In the event we announce that shares purchased under the plan will be purchased from third parties, you will pay your pro rata share of any brokerage fees and transaction costs incurred in connection with the purchase of shares using reinvested cash dividends to the extent that such fees and costs exceed 5% of the aggregate amount of the dividends reinvested.

    - In the event we announce that shares purchased under the plan will be purchased from third parties, you will pay your pro rata share of all brokerage fees and transaction costs incurred in connection with the purchase of shares using optional cash payments.

    - If your shares are registered in the name of a nominee or broker, the nominee or broker may charge commissions or fees for both shares purchased from parties other than AvalonBay and newly issued shares. You will be responsible for these commissions and fees.

    - If you decide to purchase common stock through the plan using optional cash payments, you may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

    - If you request the plan administrator to sell common stock credited to your plan account, the plan administrator will deduct a transaction fee, any brokerage commissions and any applicable stock transfer taxes from the proceeds of the sale.

    - You may not pledge shares of common stock deposited in your plan account until the shares are withdrawn from this plan.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    RECORD OWNERS. If you own our stock in your own name as a "record owner" you are eligible to participate directly in this plan.

    BENEFICIAL OWNERS. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you may participate in the plan in one of two ways:

    - You may participate directly in the dividend reinvestment feature of the plan by becoming a record owner. You may arrange this by having one or more shares of our stock transferred into your name from that of your bank, broker or other nominee.

    - You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this plan.

5. ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN OTHER THAN THOSE DESCRIBED ABOVE?

    We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in this plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this plan. We may preclude residents of those jurisdictions from participating in this plan.

    We may also limit for federal income tax purposes participation by some stockholders in order to maintain our qualification as a real estate investment trust. To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our charter generally prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of any class or series of our stock. In general, our charter provides that pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of any class or series of our stock.

    Under our charter, if you attempt to transfer or acquire any shares of our stock that would result in direct or indirect ownership of our stock in excess of these two limits, or if the transfer or acquisition would for any other reason result in disqualification of AvalonBay as a real estate investment trust, the transfer or acquisition will be null and void. Our charter provides that our stock subject to this limitation is subject to various rights of AvalonBay to enforce this limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this plan that, in our sole discretion, may violate either the 9.8% ownership limit or the 15% ownership limit.

    You may not transfer your right to participate in this plan except by transferring your interest in our stock to another person.

6. WHO ADMINISTERS THE PLAN?

    First Union National Bank, the transfer agent for our common stock and preferred stock, administers the plan for participants, maintains records, provides regular account statements to participants and performs other duties relating to this plan. Shares of common stock purchased under the plan are held by First Union as your agent and are registered in the name of First Union or its nominee, unless and until you request a stock certificate for your plan shares, as more fully described below in Question 36. You may write to the plan administrator at:

                           First Union National Bank
                           Attention: Shareholder Services Group
                           1525 West W.T. Harris Boulevard, 3C3
                           Charlotte, North Carolina 28288-1153

    You may also telephone the plan administrator at (800) 829-8432.

                          YOUR CHOICES UNDER THE PLAN

7. WHAT INVESTMENT CHOICES ARE AVAILABLE UNDER THE PLAN?

    We offer you three ways of investing in additional shares of our common stock through the plan.

    - First, you may automatically reinvest all, part or none of the cash dividends paid on shares of AvalonBay stock that you own.

    - Second, you may make optional cash payments ranging from a minimum of $100 up to a maximum of $100,000 (or such greater amount as we may approve after considering a Request for Waiver) per calendar quarter.

    - Third, you may invest both your cash dividends and optional cash payments.

    You may reinvest 100% of your dividends under the plan because the plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and fractional shares, according to the investment option you select.

8. HOW DOES THE OPTIONAL CASH PAYMENT FEATURE WORK?

    Optional cash payments allow you to purchase more shares than you could otherwise purchase by only reinvesting your cash dividends. You may buy shares of our common stock each quarter with optional cash payments after you submit a properly signed Authorization Form or Broker and Nominee Form. The plan administrator will use your optional cash payment to purchase common stock for your plan account after it receives your cash payment.

    You may invest optional cash payments even if you have not chosen to reinvest your cash dividends. If you choose to make only optional cash payments, we will continue to pay cash dividends when and as declared on any shares of our stock registered in your name, as well as on full and fractional shares held in your plan account.

    You may make your first optional cash payment when you enroll by enclosing a check with the Authorization Form or Broker and Nominee Form. Checks should be made payable to First Union National Bank, the plan administrator, and returned along with the Authorization Form or Broker and Nominee Form. Afterwards, you may make optional cash payments by completing the Cash Payment Form attached to your account statement. If you use the Cash Payment Form, you must send the plan administrator a separate Cash Payment Form and a separate check for each transaction. The plan administrator will not accept third party checks. We may, in the future, offer you the ability to make automatic quarterly cash payments electronically.

    If any check you deliver to the plan administrator is returned unpaid, the plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that payment. Checks should be made payable to First Union National Bank and should be made in United States currency drawn on a United States bank.

    IF YOU ELECT TO MAKE OPTIONAL CASH PAYMENTS IN ANY QUARTER, YOU MUST MAIL FUNDS TO THE ADDRESS INDICATED ON THE AUTHORIZATION FORM. IF THE PLAN ADMINISTRATOR DOES NOT RECEIVE YOUR FUNDS AND CASH PAYMENT FORM AT LEAST TWO BUSINESS DAYS PRIOR TO THE NEXT INVESTMENT DATE, THEN YOUR OPTIONAL CASH PAYMENTS WILL NOT BE INVESTED UNTIL THE NEXT INVESTMENT DATE.

9. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

    You may make optional cash payments at any time. However, your optional cash payments may not exceed $100,000 in any calendar quarter unless we approve your Request for Waiver, as described in question 10. We will not accept optional cash payments of less than $100. You do not have to send the same amount of money each quarter, and there is no requirement that you make an optional cash payment each quarter.

10. IS IT POSSIBLE FOR ME TO INVEST MORE THAN $100,000 PER QUARTER IN AVALONBAY COMMON STOCK?

    Yes. If you submit a Request for Waiver Form and we approve your request, you may invest more than the $100,000 maximum in any calendar quarter in our common stock. No pre-established maximum limit applies to optional cash payments that may be made pursuant to a Request for Waiver. You should submit your request along with funds just as you would with an optional cash payment. However, you must send the Request for Waiver Form directly to us by registered or certified mail, return receipt requested, and we must receive it at least 16 business days before the next investment date. Then, you must send funds for your optional cash payment to the plan administrator at least five business days before the next investment date. We will promptly notify you whether we approved your request and, if approved, the amount of your request that we approved. To receive a Request for Waiver Form, you should request the form from us by calling our Chief Financial Officer at (703) 329-6300.

    WE MAY GRANT OR DENY ANY REQUEST FOR WAIVER FOR ANY REASON OR NO REASON. If you and other participants request to invest amounts that are, in total, more than what we would accept, we may honor your request and the requests of other participants on a pro rata basis or by any other method we deem appropriate.

11. ARE THERE ANY SPECIAL TERMS RELATING TO OPTIONAL CASH PAYMENTS I MAY MAKE WITH REQUESTS FOR WAIVER?

    The purchase price for shares purchased with a Request for Waiver (i.e., the shares purchased using optional cash payments in excess of $100,000) will be 97% of the average of the daily high and low sales prices of our common stock on the NYSE over a ten trading day period. We may specify a minimum purchase price for purchases you make with Requests for Waiver. To obtain specific information for a specific investment date, please call our Chief Financial Officer at (703) 329-6300.

    PURCHASE PRICE. The purchase price for shares purchased directly from us with Requests for Waiver will be 97% of the average of the daily high and low sales prices of our common stock on the NYSE for the ten days on which our common stock trades immediately preceding the next investment date.

    MINIMUM PRICE. For some investment dates, we may establish a minimum price per share at which common stock will be sold upon receipt of optional cash payments made with Requests for Waiver. If we establish a minimum price, it will be stated as the per share minimum purchase price that our common stock must equal or exceed, and it will be established in our sole discretion after a review of market conditions and other factors we deem relevant. If the minimum price is not satisfied for a particular investment date, then we have the option in our sole discretion to return the optional cash payments made pursuant to a Request for Waiver without interest. The establishment of a minimum price and the possible return of your investment applies ONLY to optional cash payments made pursuant to a Request for Waiver. Question 10 describes the time periods applicable to optional cash payments made with a Request for Waiver.

12. WHEN MUST FUNDS FOR OPTIONAL CASH PAYMENTS BE RECEIVED BY THE PLAN ADMINISTRATOR?

    The plan administrator must receive funds for optional cash payments at least two business days prior to the next investment date. Funds for optional cash payments will be invested quarterly on the next investment date. However, optional cash payments received after the second business day preceding the related investment date will not be invested until after the next investment date. No interest will be paid on optional cash payments. We therefore suggest that your optional cash payments be sent so as to reach the plan administrator as close as possible to, but in any event before, the second business day preceding the relevant investment date. The plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100. The plan administrator will also return funds for your optional cash payment that exceed the maximum allowable investment of $100,000 per calendar quarter, unless we grant your prior Request for Waiver.

    NEITHER WE NOR THE PLAN ADMINISTRATOR WILL PAY YOU INTEREST ON FUNDS YOU SEND FOR OPTIONAL CASH PAYMENTS.

13. ARE THERE ANY EXPENSES IN CONNECTION WITH PURCHASES UNDER THE PLAN?

    You will not pay any brokerage commissions, service charges or fees on newly issued shares you purchase directly from AvalonBay.

    In the event we announce before one or more investment dates that the plan administrator will purchase shares using reinvested dividends from parties other than AvalonBay, then we will also pay all brokerage fees and transaction costs to the extent that such fees and costs do not exceed 5% of the aggregate amount of the dividends reinvested. However, you will be responsible for paying your pro rata share of any brokerage fees in connection with purchases of shares from parties other than AvalonBay using reinvested dividends to the extent that such fees, together with other transactions costs, exceed 5% of the aggregate amount of the reinvested dividends. You will also be responsible for paying your pro rata share of all brokerage fees incurred in connection with purchases of shares from parties other than AvalonBay using optional cash payments. However, we believe that you will generally pay a reduced brokerage cost as a result of the larger bulk purchase made on behalf of all participants.

    If your shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and shares issued by AvalonBay. Any such commissions or fees will be your responsibility.

    AvalonBay pays all fees of First Union for administering the plan.

                           PARTICIPATING IN THE PLAN

14. HOW MAY I PARTICIPATE?

    If you are a record owner of our stock you may join the plan by completing and signing an Authorization Form and returning it to the plan administrator or by contacting the plan administrator at (800) 829-8432.

    If you are a beneficial owner and wish to join the plan, you must contact your bank, broker or other nominee to arrange participation in the plan on your behalf. If you wish to participate in the stock purchase feature of this plan, a Broker and Nominee Form must also be sent to the plan administrator for the bank, broker or other nominee to participate on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the stock purchase feature of this plan by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. You must make sure that the broker, bank or other nominee passes along the proceeds of any applicable discount for purchases through the plan to your plan account.

    Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the plan directly.

15. WHAT ALTERNATIVES DOES THE AUTHORIZATION FORM PROVIDE?

    The Authorization Form allows you to decide the extent of your participation in this plan. By checking the appropriate box on the Authorization Form, you indicate which features of the plan you will use.

        (a) FULL REINVESTMENT OF DIVIDENDS: Select this option if you wish to reinvest the dividends on all AvalonBay stock registered in your name, as well as on all common stock credited to your plan account.

        (b) PARTIAL REINVESTMENT OF DIVIDENDS: Select this option if you wish to reinvest the dividends on a specified number of shares of AvalonBay stock registered in your name, as well as on all common stock credited to your plan account.

        (c) REINVESTMENT OF DIVIDENDS AND OPTIONAL CASH PAYMENTS: Select this option if you wish to (1) reinvest the dividends on a specified number of shares of AvalonBay stock registered in your name, as well as on all common stock credited to your plan account, and (2) make optional cash payments for common stock.

        (d) OPTIONAL CASH PAYMENTS ONLY: Select this option if you wish to participate in the plan by making ONLY quarterly optional cash payments. You will continue to receive cash dividends on all AvalonBay stock registered in your name, as well as on all common stock credited to your plan account.

                                   IMPORTANT:
    - IF YOU RETURN A PROPERLY SIGNED AUTHORIZATION FORM TO THE PLAN ADMINISTRATOR WITHOUT ANY OF THE BOXES CHECKED, THE PLAN ADMINISTRATOR WILL AUTOMATICALLY ENROLL YOU IN THE FULL DIVIDEND REINVESTMENT ALTERNATIVE (ALTERNATIVE (A)).
    - THE PLAN ADMINISTRATOR WILL NOT PROCESS YOUR AUTHORIZATION FORM IF THE FORM DOES NOT HAVE THE PROPER SIGNATURE(S).

16. WHAT IS THE PURPOSE OF THE BROKER AND NOMINEE FORM?

    If you hold shares of our stock in a brokerage account, or through a bank or other nominee, then you must use a Broker and Nominee Form in order to participate in the plan. The bank, broker or other nominee must send a Broker and Nominee Form to the plan administrator each time that it makes an optional cash purchase for you.

17. HOW MAY I CHANGE MY METHOD OF PARTICIPATION?

    You may change your method of participation at any time by completing an Authorization Form and returning it to the plan administrator or by submitting a request to the plan administrator. A change in your investment option will be effective on the next dividend payment date if the plan administrator receives the new Authorization Form at least one business day before the related dividend record date. If the new Authorization Form is received on or after the related dividend record date, then the change will be effective on the dividend payment date for the following quarter.

18. IN WHOSE NAME WILL PLAN ACCOUNTS BE MAINTAINED?

    The plan administrator will maintain your account in your name as shown on our records at the time you enroll in the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

19. MAY I WITHDRAW FROM THE PLAN?

    Yes. The plan is entirely voluntary, and you may withdraw at any time by giving written notice to the plan administrator.

    If the plan administrator receives your request to withdraw from the plan at least five business days before the applicable dividend record date for the next dividend, then the withdrawal will be processed and you will once again receive cash dividends on whole shares you own. The plan administrator will refund optional cash payments that have not been invested if the plan administrator receives your request for refund either prior to or at the same time your request for withdrawal is made. Otherwise, the plan administrator will invest your optional cash payments on the next investment date.

    If the plan administrator receives your request to withdraw from the plan less than five business days before the applicable dividend record date, then it will process your request as promptly as possible following that investment date.

20. HOW DO I WITHDRAW FROM OR RE-ENROLL IN THE PLAN?

    In order to withdraw from the plan, you must notify the plan administrator in writing.

    If you withdraw from the plan, you may request the plan administrator to sell the stock credited to your plan account on your behalf. If you do not request the plan administrator to sell your shares, it will send you certificates for whole shares of common stock in your plan account and a cash payment for any fractional shares. The plan administrator will generally not issue certificates until approximately three business days after it receives your request. If the plan administrator receives your request to withdraw on or after the second business day before the applicable dividend record date and before the related investment date, certificates will not be issued until approximately ten business days after the related investment date.

    Generally, you may elect to re-enroll in this plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your Authorization Form if we believe that you have enrolled in the plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and encourage the use of this plan as a long-term stockholder investment service.

                        PURCHASING STOCK UNDER THE PLAN

21. WHAT IS THE SOURCE OF THE COMMON STOCK THAT I PURCHASE UNDER THE PLAN?

    The plan administrator will generally purchase newly issued shares of common stock directly from AvalonBay. However, we may elect to have the plan administrator purchase the common stock in the open market or in privately negotiated transactions. Each quarter we will decide how the plan administrator will purchase common stock. If we elect to have the plan administrator purchase the common stock from third parties, then we will issue a press release and file the press release with the SEC. If we do not make any public announcement, then the source of the common stock that you will purchase under the plan will continue to be newly issued shares.

22. WHAT WILL BE THE PRICE OF COMMON STOCK THAT I PURCHASE UNDER THE PLAN?

    If the plan administrator purchases common stock directly from us, the price per share will be:

    - for shares purchased with reinvested dividends and optional cash investments, 97% of the last reported sale price for our common stock as reported on the NYSE on the applicable investment date.

    - for shares purchased using optional cash payments pursuant to a Request for Waiver (i.e., the shares purchased using optional cash payments in excess of $100,000), 97% of the average of the daily high and low sales prices for our common stock as reported on the NYSE for the ten trading days immediately preceding the applicable investment date.

    In the event we announce in advance of one or more investment dates that the plan administrator will purchase shares of common stock from parties other than AvalonBay, either in the open market or in privately negotiated purchases, then the price per share will be the weighted average of the actual prices, including any brokerage commissions, that the plan administrator pays for all of the shares of common stock purchased by the plan administrator for that quarter.

23. WHAT IS THE "INVESTMENT DATE"?

    The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends and optional cash payments. The investment date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than AvalonBay.

    - REINVESTED DIVIDENDS: If the plan administrator acquires shares directly from us, then the investment date for reinvested dividends is the date or dates declared by our board of directors for the payment of quarterly dividends. This means that if you are reinvesting dividends declared on our common stock, then the investment date is the date declared for the payment of quarterly dividends on our common stock. If you are reinvesting cash dividends declared on a particular class or series of our preferred stock, then the investment date is the date declared for the payment of dividends for that particular series or class of our preferred stock. If our stock is not traded on the dividend payment date, then the investment date shall be the next trading day. If the plan administrator acquires shares from parties other than AvalonBay either in open market or privately negotiated purchases, then the investment date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

    - OPTIONAL CASH PAYMENTS: If the plan administrator acquires shares directly from us, then the investment date for optional cash payments will be the next dividend payment date after the plan administrator receives your cash payment, provided that your cash payment is received at least two business days prior to such next divided payment date. If the plan administrator acquires shares from parties other than AvalonBay either in open market or privately negotiated purchases, then the investment date will be the date or dates of the actual purchases, but no later than ten business days following the next investment date. Optional cash payments received after the second business day preceding an investment date will not be invested until the following investment date.

24. WHEN WILL INVESTMENTS BE MADE UNDER THE PLAN?

    The plan administrator will credit shares of our common stock purchased with reinvested dividends to your account on the applicable investment date for that quarter. The plan administrator will credit shares to your account for optional cash payments on the next investment date after it receives your cash payment. However, the plan administrator must receive your payment at least two business days before the next investment date in order to invest your payment on that investment date.

    When the plan administrator makes purchases from parties other than AvalonBay, those purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or by negotiated transactions. The plan administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the plan administrator purchases shares. However, if the plan administrator purchases shares in the open market or in negotiated transactions, it will attempt in good-faith to purchase the shares at the lowest possible price.

25. HOW MANY SHARES OF COMMON STOCK WILL I BE PURCHASING THROUGH THE PLAN?

    The number of shares of common stock that you purchase depends on several factors including:

    - the amount of dividends you reinvest, including dividends on stock credited to your plan account;

    - the amount of any optional cash payments you make;

    - whether the shares are purchased directly from us or from third parties, either in open market or privately negotiated transactions; and

    - the market price of the common stock on the applicable investment date.

    The plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

26. HOW WILL I BE NOTIFIED OF MY PURCHASES OF COMMON STOCK?

    The plan administrator will send you a quarterly account statement showing the activity and balance in your plan account. Your account statement will show the number of shares purchased that quarter and their purchase price. Your account statement will also show the total number of shares you purchased through the plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

    The final quarterly statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The plan administrator may charge you a fee if you request additional copies of your prior account statements.

                    SELLING SHARES OF STOCK HELD IN THE PLAN

27. HOW MAY I SELL STOCK HELD IN MY PLAN ACCOUNT?

    You may sell some or all of your stock held in your plan account, whether or not you are withdrawing from this plan. You may sell your shares either through your broker or through the plan administrator.

    If you elect to sell through a broker, you must first request the plan administrator to send you a certificate representing the number of shares you want to sell. The plan administrator will generally issue certificates for your shares within three business days after it receives your request. If the plan administrator receives your request on or after a dividend record date but before the related investment date, it will issue certificates approximately ten business days after the investment date.

    Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your plan account. You will not be able to direct the date or price at which the plan administrator sells your stock. The plan administrator will attempt in good-faith to make the sale in the open market within three trading days after receiving your request. After the sale you will receive the proceeds of the sale minus:

    - a brokerage commission;

    - any applicable taxes; and

    - other fees incurred by the plan administrator that are allocable to the sale of the shares.

You may inquire about brokerage commissions or other fees by contacting the plan administrator. Although you can hold fractional shares in your plan account, you may only sell whole shares in this manner.

    The plan administrator will engage a broker to sell your shares, and the broker may be affiliated with the plan administrator. The plan administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm. We provide all information regarding the sale of shares to the Internal Revenue Service.

    If you wish to sell some or all of the shares in your plan account, you should send a request to the plan administrator at:

                       First Union National Bank
                       Attention: Shareholder Services Group
                       1525 West W.T. Harris Boulevard, 3C3
                       Charlotte, North Carolina 28288-1153

    PLEASE REMEMBER THAT IF YOU ELECT TO SELL YOUR STOCK THROUGH THE PLAN ADMINISTRATOR, THE PRICE OF OUR COMMON STOCK MAY DECLINE DURING THE PERIOD BETWEEN THE PLAN ADMINISTRATOR'S RECEIPT OF YOUR REQUEST TO SELL YOUR SHARES AND THE DATE OF THE SALE IN THE OPEN MARKET. THE PLAN ADMINISTRATOR WILL ATTEMPT IN GOOD-FAITH TO SELL YOUR SHARES WITHIN THREE TRADING DAYS AFTER RECEIVING YOUR REQUEST. YOU SHOULD CAREFULLY EVALUATE THIS RISK, WHICH YOU BEAR. YOU BEAR A SIMILAR RISK BETWEEN THE TIME THAT YOU REQUEST A CERTIFICATE AND THE TIME THE CERTIFICATE IS ACTUALLY DELIVERED TO YOU.

28. WHAT HAPPENS WHEN I SELL OR TRANSFER ALL OF THE SHARES OF COMMON STOCK HELD OUTSIDE THE PLAN?

    If you sell or transfer all shares of AvalonBay stock registered in your name outside your plan account, the plan administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your plan account according to your instructions on the Authorization Form. You may also continue to participate in the optional cash payment feature of this plan as long as there is at least one whole share of common stock remaining in your plan account.

    If you direct the plan administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new instructions to the plan administrator regarding payment of cash dividends and/or reinvestment of dividends. If the plan administrator does not receive new instructions, it will pay cash dividends on all shares.

    If you sell or transfer all of the shares registered in your name and all whole common stock held in your plan account, the plan administrator will mail you a cash payment for any fractional shares in your plan account upon your request or at the request of AvalonBay.

29. WHAT HAPPENS TO A FRACTION OF A SHARE OF COMMON STOCK WHEN I WITHDRAW FROM THE PLAN OR THE PLAN IS TERMINATED?

    When you withdraw from this plan or this plan is terminated by AvalonBay, the plan administrator will mail you a cash payment for any fractional share of common stock. The cash payment will be based upon the market price at the time the plan administrator processes your termination.

                            OWNING STOCK IN THE PLAN

30. HOW WILL I BE CREDITED WITH DIVIDENDS ON STOCK HELD IN MY PLAN ACCOUNT?

    We pay dividends to all holders of record of our stock, when and as declared. The plan administrator will receive and credit you with dividends for all stock you hold in the plan, including fractional shares. The plan administrator will reinvest dividends in additional shares of our common stock or distribute dividends, according to your instructions.

31. WILL I STILL RECEIVE AVALONBAY'S PERIODIC REPORTS AND PROXY STATEMENTS?

    Yes. We will send you the same information that we send to other stockholders, including annual reports, notices of stockholders' meetings, proxy statements, and income tax information for reporting dividends paid. We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing this plan.

32. MAY I HAVE DIVIDENDS ON STOCK HELD IN THE PLAN SENT DIRECTLY TO ME?

    If you elect the partial dividend reinvestment alternative, you will receive cash dividends on the specified number of shares of stock registered in your name outside the plan or held in your plan account. For purposes of the partial dividend reinvestment alternative, dividends will first be applied and paid on stock held in certificate form and then to shares held in your plan account. Participants making only optional cash payments will have all cash dividends paid to them.

    You may withdraw from the plan by written notice. When the plan administrator issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your Authorization Form.

33. WHAT HAPPENS IF AVALONBAY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

    Any shares representing stock dividends (payable in common stock) or stock splits that we distribute on shares of our common stock credited to your plan account will be added to your plan account. Shares representing stock dividends payable other than in our common stock will be paid to the plan administrator, which will distribute the shares in accordance with the interests of participants in the plan. Shares representing stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the plan.

34. IF AVALONBAY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

    If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the plan administrator will sell those rights (if such rights are detachable and saleable) relating to shares of common stock held by the plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not detachable or saleable, the plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the plan administrator, at least five business days before the record date for the rights offering, a written request that certificates for shares in your plan account be sent to you.

35. HOW WILL THE STOCK HELD UNDER THIS PLAN BE VOTED AT MEETINGS OF
  STOCKHOLDERS?

    If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card. If no stock is registered in your name, stock credited to your plan account will be voted in accordance with instructions you give on an instruction form which we will furnish to you. If you desire to vote in person at the meeting, a proxy for full shares of common stock credited to your account under this plan may be obtained upon written request received by the plan administrator at least 15 business days before the meeting.

    If you return a properly signed proxy card or instruction form but no instructions are set forth thereon with respect to any item, all of your stock, both that registered in your name, and that credited to your plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's stock will be voted unless the participant votes in person.

36. WILL STOCK CERTIFICATES BE ISSUED FOR COMMON STOCK PURCHASED UNDER THE PLAN?

    Normally we will not issue certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of this plan, this additional service protects against loss, theft, or destruction of stock certificates.

    However, you may at any time request the plan administrator to issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your plan account. The plan administrator will generally issue certificates approximately three business days after it receives your request. If the plan administrator receives your request on or after a dividend record date and before the related investment date, it will issue certificates approximately ten business days after the related investment date. Your request must be in writing, and you should mail it to:

                           First Union National Bank
                           Attention: Shareholder Services Group
                           1525 West W.T. Harris Boulevard, 3C3
                           Charlotte, North Carolina 28288-1153

    Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Authorization Form. If you request certificates for less than all of the stock in your plan account, any remaining full shares and fractional shares will continue to be reflected in your plan account. We will automatically withdraw you from the plan if your plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

    WE WILL NOT ISSUE CERTIFICATES FOR FRACTIONAL SHARES OF COMMON STOCK UNDER ANY CIRCUMSTANCES.

37. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

    We will issue stock certificates registered in your name as it appears on your plan account.

    You may ask the plan administrator to issue certificates in names other than the plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

38. IS A SAFEKEEPING SERVICE AVAILABLE TO HOLD MY SHARES?

    Yes. The plan administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your plan account.

    You may also transfer other shares of our common stock that are registered in your name to your plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates representing shares of common stock to the plan administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the following address:

                           First Union National Bank
                           Attention: Shareholder Services Group
                           1525 West W.T. Harris Boulevard, 3C3
                           Charlotte, North Carolina 28288-1153

When necessary, you can simply request that certificates be issued as your needs require.

39. MAY I PLEDGE SHARES IN MY PLAN ACCOUNT?

    You may not pledge any shares of AvalonBay stock that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request the plan administrator to issue certificates for those shares in your name.

                           IMPORTANT TAX CONSEQUENCES

40. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

    In general, if you enroll in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

    You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other AvalonBay stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the plan. The value of such shares will be based on 100% of the last reported sale price for our common stock on the NYSE on the applicable investment date. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

    For example, if you reinvest $100 in dividends, the common stock you acquire is purchased directly from us as newly issued shares and the last reported sale price of our common stock is $35 on the investment date, then the purchase price per share is $33.95 (i.e., 97% of $35), and you will receive approximately
2.9455 shares of common stock with a fair market value on the investment date of $103.09 ($35 x 2.9455 shares). Accordingly, for federal income tax purposes, you would have received a distribution of $103.09, rather than the $100 amount of cash dividends. You would also have a tax basis in the 2.9455 shares equal to $103.09, or $35 per share. This price is assumed for illustrative purposes only, and will vary with the market price of our common stock.

    If you make optional cash payments, the federal income tax consequences to you of the discounted share price and of the payment of any brokerage fees and transactions costs that you would otherwise pay are not entirely clear. Private letter rulings issued to other real estate investment trusts suggest that the following is the correct treatment. These private letter rulings, however, are not binding on the Internal Revenue Service with respect to our plan. THEREFORE, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR IN THIS REGARD.

    If you make optional cash payments in addition to reinvesting all or some of your dividends, and the optional cash payments are used to purchase stock directly from us, you should be treated as having received a distribution for federal income tax purposes with respect to the shares of stock purchased. The amount of the deemed distribution arising from the purchase of shares of common stock with the optional cash payments should equal the fair market value of the stock that you acquire less the amount of the optional cash payments. Your tax basis in common stock acquired using optional cash payments will equal the amount of the optional cash payments plus the amount treated as a distribution for federal income tax purposes.

    If you make optional cash payments but do not reinvest dividends, and the optional cash payments are used to purchase common stock directly from us, you should not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash payments. The tax cost and basis of stock purchased with optional cash payments should be the amount you paid for such stock.

    The federal income tax treatment of purchases of common stock under the plan from third parties differs from purchases directly from us in the following manner. We will purchase shares of common stock from third parties at their fair market value. As a result, you will not be deemed to have received a distribution arising from any discount. If you reinvest some or all of your dividends, you will be treated as receiving a distribution in an amount equal to your pro rata share of any brokerage fees and transaction costs incurred in connection with the purchase that we pay on your behalf. Any amount treated as a distribution will be added to your tax basis in the common stock you acquire. If you make optional cash payments but do not reinvest any of your dividends through the plan, you should not recognize income for federal income tax purposes by virtue of the fact that we pay part or all of your pro rata share of the brokerage and transactions costs. Your tax basis in the common stock acquired should equal the amount you paid for the stock.

    The holding period for stock purchased with dividends or optional cash payments begins on the day after the applicable investment date.

    Distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

    You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.

    TAX CONSEQUENCES WILL VARY DEPENDING ON YOUR SPECIFIC CIRCUMSTANCES. YOU SHOULD DISCUSS SPECIFIC TAX QUESTIONS REGARDING YOUR PARTICIPATION IN THE PLAN WITH YOUR OWN TAX ADVISOR.
    WE URGE YOU TO SAVE YOUR ACCOUNT STATEMENTS IN ORDER TO CALCULATE YOUR TAX BASIS PER SHARE OF COMMON STOCK. THE PLAN ADMINISTRATOR WILL CHARGE YOU A FEE FOR COPIES OF PAST ACCOUNT STATEMENTS.

41. WHAT PROVISION IS MADE FOR STOCKHOLDERS SUBJECT TO INCOME TAX WITHHOLDING?

    If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Optional cash payments may also create a withholding obligation with respect to any deemed distribution that results. We will have amounts withheld from dividends, and any other amounts required to be withheld, paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

    Foreign stockholders who elect to make optional cash payments only will continue to receive cash dividends on stock registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants. Checks must be drawn on a United States bank.

                           OTHER IMPORTANT PROVISIONS

42. MAY AVALONBAY CHANGE OR DISCONTINUE THE PLAN?

    While we currently intend to continue this plan indefinitely, we may amend, suspend, modify or terminate this plan at any time. We will provide notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to AvalonBay in writing. We may elect and appoint at any time a new plan administrator, including ourselves, to administer this plan.

43. WHAT ARE THE RESPONSIBILITIES OF AVALONBAY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

    AvalonBay and the plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

    YOU SHOULD RECOGNIZE THAT NEITHER AVALONBAY NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE STOCK PURCHASED OR SOLD BY YOU UNDER THIS PLAN.

44. WHO INTERPRETS AND REGULATES THE PLAN?

    Any questions of interpretation arising under this plan will be determined by AvalonBay and any determination will be final. We may adopt rules and regulations to facilitate the administration of this plan. The terms and conditions of this plan and its operation will be governed by the laws of the State of Maryland.

                                USE OF PROCEEDS

    We will receive proceeds from the sale of newly issued shares of common stock purchased by the plan administrator directly from us. We intend to use the proceeds from the sale of newly issued shares of our common stock for general corporate purposes, including the repayment of indebtedness, the acquisition and development of additional apartment home communities, and/or the repositioning of currently owned apartment communities.

    We have no basis for estimating either the number of shares of common stock that ultimately will be sold under the plan or the prices at which the shares will be sold. We will not receive any proceeds under the plan from the purchase of shares of common stock by the plan administrator from parties other than us.

                                    EXPERTS

    The financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, and PricewaterhouseCoopers LLP, independent public accountants. The periods covered by these audits are indicated in the individual accountants' reports. These audited financial statements are incorporated in this prospectus by reference in reliance upon the reports of Arthur Andersen LLP and PricewaterhouseCoopers LLP, given on the authority of such firms as experts in accounting and auditing.

                          VALIDITY OF THE COMMON STOCK

    The validity of the shares of common stock offered by this prospectus has been passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                            ------------------------

                           SUMMARY TABLE OF CONTENTS

Summary of the Plan..............................          2

Risk Factors.....................................          4
  Risk Factors Related to an Investment in
    AvalonBay through the Plan...................          4
  You will not know the price at which you will
    be purchasing shares under the plan until
    several days after you have made an
    investment decision..........................          4
  The price of our stock may decline between the
    time you decide to sell shares of stock in
    your plan account and the time that your
    shares are sold..............................          4
  You will not be able to direct the time or
    price at which the plan administrator sells
    your shares..................................          4
Risk Factors Related to an Investment in
  AvalonBay Generally............................          4

Where You Can Find More Information..............          5

Terms and Conditions of the Dividend Reinvestment
  and Stock Purchase Plan........................          6
  General Information............................          7
  Your Choices Under the Plan....................         10
  Participating in the Plan......................         13
  Purchasing Stock Under the Plan................         15
  Selling Shares of Stock Held in the Plan.......         17
  Owning Stock in the Plan.......................         19
  Important Tax Consequences.....................         22
  Other Important Provisions.....................         24

Use of Proceeds..................................         24

Experts..........................................         25

Validity of the Common Stock.....................         25

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               SEPTEMBER 14, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the securities registered hereby:

Registration fee..................................................  $  27,399
Legal fees and expenses...........................................     20,000
Accounting fees and expenses......................................      5,000
Printing and duplicating expenses.................................     20,000
Blue sky fees and expenses........................................      1,000
Miscellaneous.....................................................      1,601
                                                                    ---------
Total.............................................................  $  75,000

------------------------

(1) All amounts except the registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subject to certain limited exceptions, AvalonBay's charter and bylaws limit the liability of its directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer to the fullest extent permitted by Maryland law. Maryland law generally permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (a) to the extent that it is proved that the director or officer actually received an improper benefit or profit; or (b) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

    AvalonBay's charter and bylaws also require it to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (a) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; (b) the indemnified party actually received an improper personal benefit; or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

    Pursuant to the authority granted in AvalonBay's charter and bylaws, AvalonBay has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that AvalonBay indemnify its directors to the fullest extent permitted by law and advance to such directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. AvalonBay must also indemnify and advance all expenses incurred by such directors seeking to enforce their rights under the indemnification agreements and cover such directors under AvalonBay's directors' and officers' liability insurance.

    The foregoing provisions and agreements could reduce the legal remedies available to AvalonBay and its stockholders against AvalonBay's directors and officers.

ITEM 16.  EXHIBITS.

      4.1  Shareholder Rights Agreement, dated March 9, 1998, between AvalonBay Communities,
           Inc. and First Union National Bank (as successor to American Stock Transfer and Trust
           Company), as Rights Agent (including the form of Rights Certificate as Exhibit B).
           (Incorporated by reference to Exhibit 4.1 to Form 8-A of AvalonBay Communities, Inc.
           filed March 11, 1998.)

     *5.1  Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

     *8.1  Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     23.1  Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1 hereto).

    *23.2  Consent of Arthur Andersen LLP, Independent Public Accountants.

    *23.3  Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

     24.1  Powers of Attorney (included on signature page of Registration Statement).

------------------------

*   Filed herewith

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on this 9th day of September, 1999.

                                AVALONBAY COMMUNITIES, INC.

                                By:  /s/ RICHARD L. MICHAUX
                                     -----------------------------------------
                                     Richard L. Michaux
                                     President and Chief Executive Officer

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gilbert M. Meyer, Richard L. Michaux and Thomas J. Sargeant as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ GILBERT M. MEYER
------------------------------  Executive Chairman of the    September 9, 1999
       Gilbert M. Meyer           Board of Directors

                                President, Chief Executive
    /s/ RICHARD L. MICHAUX        Officer and Director
------------------------------    (Principal Executive       September 9, 1999
      Richard L. Michaux          Officer)

     /s/ BRUCE A. CHOATE
------------------------------  Director                     September 9, 1999
       Bruce A. Choate

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ MICHAEL A. FUTTERMAN
------------------------------  Director                     September 9, 1999
     Michael A. Futterman

    /s/ JOHN J. HEALY, JR.
------------------------------  Director                     September 9, 1999
      John J. Healy, Jr.

    /s/ RICHARD W. MILLER
------------------------------  Director                     September 9, 1999
      Richard W. Miller

     /s/ BRENDA J. MIXSON
------------------------------  Director                     September 9, 1999
       Brenda J. Mixson

     /s/ LANCE R. PRIMIS
------------------------------  Director                     September 9, 1999
       Lance R. Primis

    /s/ ALLAN D. SCHUSTER
------------------------------  Director                     September 9, 1999
      Allan D. Schuster

                                Senior Vice President and
    /s/ THOMAS J. SARGEANT        Chief Financial Officer
------------------------------    (Principal Financial       September 9, 1999
      Thomas J. Sargeant          Officer)

                                 EXHIBIT INDEX

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.1    Shareholder Rights Agreement, dated March 9, 1998, between AvalonBay Communities, Inc. and First
               Union National Bank (as successor to American Stock Transfer and Trust Company) as Rights Agent
               (including the form of Rights Certificate as Exhibit B). (Incorporated by reference to Exhibit 4.1 to
               Form 8-A of AvalonBay Communities, Inc. filed March 11, 1998.)

       *5.1    Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

       *8.1    Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

       23.1    Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits 5.1 and 8.1 hereto).

      *23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.

      *23.3    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

       24.1    Powers of Attorney (included on signature page of Registration Statement).

------------------------

* Filed herewith